Table of Contents

Exhibit 4.6

INDEMNIFICATION AGREEMENT

This present Indemnification Agreement (the “Agreement”) is entered into on October 11, 2006, between:

On the one hand,

a. FERNANDO NORBERT, Brazilian, married, resident and domiciled in the city of São Paulo, in the state of São Paulo, at Av. Arruda Botelho, 354, apt. 141, individual taxpayer’s register (CPF/MF) 425.111.948 -72, Identity card (RG) 10.556.715 SSP/SP, hereinafter referred to as "Norbert", and

b. CHRISTOPHER PAUL TORTO, North American, married, engineer, resident and domiciled in the city of Campinas, in the state of São Paulo, at Rua Eliseu Teixeira de Camargo, 1070, Casa 24, individual taxpayer’s register (CPF/MF) 026.092.127 -04, foreigner’s Identity Card (RNE) V137970-5, hereinafter referred to as "Torto" and, jointly with Norbert, "Indemnified Parties" or "Indemnified Party",

And, on the other hand:

c. NET SERVIÇOS DE COMUNICAÇÃO S.A., a publicly-held company duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the city of São Paulo, state of São Paulo, at Rua Verbo Divino, 1356, Corporate Taxpayer's ID (CNPJ/MF) 00.108.786/0001 -65, represented herein in accordance with its Bylaws, hereinafter referred to as "NET" or “Indemnifying Party”,

And, as consenting intervening party:

d. VIVAX S.A., a publicly-held company duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the city of Americana, state of São Paulo, at Avenida José Meneghel, 65, sala 07, Corporate Taxpayer's ID (CNPJ/MF) 01.402.946/0001 -47 represented herein in accordance with its Bylaws, hereinafter referred to as "Vivax" all of them jointly or severally hereinafter referred to as "Party" or "Parties",

WHEREAS:

I. On the date hereof, the Parties, among others, entered into an Agreement for the Acquisition of Shares and other Covenants (the "SPA"), by means of which Norbert undertook to transfer to NET, the equity interest he held through BTVC, representing Vivax’s control (the "Transaction"), subject to the terms and conditions set forth in the SPA;

I I . the Transaction’s structure was proposed by NET to Norbert, including in what concerns the Merger of Shares (as such term is defined in the SPA) and the restrictions to the sale of BTVC shares held by Norbert, and Norbert’s agreement to vote favorably for the implementation of the Transaction; and

III. NET agrees to indemnify and maintain Norbert indemnified, in the capacity as controlling shareholder, and Norbert and Torto, in the capacity as Vivax’s administrators, regarding any eventual loss incurred due to claims brought by Vivax’s Minority Shareholders or Authorities questioning the Merger of Shares or the transfer/selling rights granted to NET, or to restrictions to the rights of transfer/sale imposed on BTVC’s shareholders during the Regulated Transfer Period or Net’s Exclusive Rights Period, subject to the terms and conditions set forth hereinafter;

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

I. DEFINED TERMS

1.1. Terms defined in capital letters and not defined otherwise herein shall have the meaning attributed thereto in the SPA (including by means of references or otherwise). The following terms shall have the following meaning:

"Authority" means any government, governmental entity, regulatory agency, department, commission, board, agency or independent governmental agency, and authorized stock exchange, as well as any jurisdiction, arbitration court or court, national or foreign, with any jurisdiction before the Parties.

"BTVC" means Brasil TV a Cabo Participações S.A.

"Agreement" means this present Indemnification Agreement, as amended, altered, consolidated or supplemented from time to time.

"Claim Notice" means any written notice pursuant to Clause 3.1(a) related to a Claim by Vivax’s Minority Shareholder or Authority by means of which, pursuant to Clause 3.1, an indemnification is required by an Indemnified Party against the Indemnifying Party, and said notice shall be sent together with a counterpart of the summons, if there is one, and specification of the nature and grounds of the Claim by Vivax’s Minority Shareholder or Authority, as well as the amount, if at the time it can be reasonably determined, of the Losses resulting from said Claim of Vivax’s Minority Shareholder or Authority (and all the expenses shall be duly documented so that they are paid by the Indemnifying Party).

"Required Payment" shall have the meaning set forth in Clause 3.4 hereto.

"Indemnified Party/Parties" mean Norbert, in the capacity as controlling shareholder, and Norbert and Torto, as Vivax’s administrators.

"Indemnifying Party" means NET.

"Loss" or "Losses" shall mean all and any amounts resulting from damage, fines, penalties, deficiencies, losses, liabilities, obligations, agreements, judgments, claims, lawsuits, proceedings, costs or expenses (including, but not limited to, interest, court costs, reasonable attorney’s fees, accountants and other professionals or other expenses related to litigations or other proceedings related to any claim, infringement or notice of deficiency), owed or incurred due to claims filed by Vivax’s Minority Shareholders or Authorities questioning the Merger of Shares or the rights of transfer/sale granted to NET, or to the restrictions to the rights of transfer/sale imposed on BTVC’s shareholders.

"NET’s Exclusive Rights Period" means the period that begins immediately after the expiration of the ANATEL’s Answer Waiting Period and ends one (1) year after said date, providing that ANATEL has not decided on the approval or denial of the Transaction. NET’s Exclusive Rights Period shall immediately end (or it shall not be applicable) in the event of (1) ANATEL’s Authorization is obtained; or (ii) denial of the Transaction.

"ANATEL’s Answer Waiting Period" means the period starting on the date of execution of the SPA, and ending on the second anniversary of that date, providing that ANATEL has not decided on the approval or non-authorization of the Merger of Shares or Direct Acquisition. ANATEL’s Answer Waiting Period shall immediately end in the event of: (1) ANATEL’s Authorization is obtained; or (ii) Denial of the Transaction.

"Regulated Transference Period" means the period starting on the date of Denial of the Transaction and ending (i) three (3) years after the execution of the SPA, or (ii) two (2) years after the Denial of the Transaction, whichever occurs first.

"Indemnification Period" means the period of five (5) Business Days after the Indemnifying Party receives a Claim Notice.

"Claim of Vivax’s Minority Shareholder or Authority" shall have the meaning set forth in Clause 3.1 (a).

II. INDEMNIFICATION

2.1. NET undertakes herein, on an irrevocable and irreversible basis, the obligation to indemnify and keep the Indemnified Parties fully indemnified concerning any and all Losses incurred, suffered, disbursed, or attributed to either Indemnified Parties resulting from any act or omission from the Indemnified Parties that may be imposed on them due to Claims of Minority Shareholders or Authorities (as defined hereinbelow) related:

a. to the Merger of Shares (as set forth in the SPA); or
b. to the rights of transfer/sale granted to NET, or to the restrictions to the rights of transfer/sale imposed on BTVC’s shareholders during the Regulated Transfer Period or the NET’s Exclusive Right Period.

2.2. The indemnification obligations undertaken by NET herein shall not apply in the event of Losses attributable to either Indemnified Parties as a result of intentional infringement to fiduciary duties, malicious act or negligence by said Indemnified Parties, whether or not in the capacity as Vivax’s controlling shareholder or administrator. NET shall not have any obligation to indemnify Norbert or Torto for acts or omissions not provided for in the definition of Losses, including, but not limited to, acts practiced thereby (even in the capacity as controlling shareholder or administrator, if this is the case) in relation to Vivax’s or BTVC’s regular activities.

2.3. The Parties expressly acknowledge herein and declare that the obligation to indemnify for Losses undertaken herein does not have any type of restriction in relation to the amounts of said Losses, and shall survive the conclusion of the Transaction, until the expiration the corresponding limitation period, pursuant to the Brazilian law.

2.4. Regardless of any provision set forth herein or in any of the Transaction Documents, no amount resulting from a Claim related to a Loss, pursuant to Clause 2.1 above, shall be owed by NET, unless the corresponding Indemnified Party has sent to NET a Claim Notice referring to the Claim under consideration, detailing (in what is known) the specific facts and circumstances related thereto.

2.5. NET’s obligation to indemnify the Indemnified Parties concerning any Loss shall be reduced to the proportion of one hundred per cent (100%) for any and all amounts (net of costs and expenses related thereto) effectively received in view of said Loss by the Indemnified Party, by force of insurance policy (and for all purposes of this Agreement, the indemnifications to paid by NET shall have the nature of primary obligor’s obligations, regardless of the Indemnified Party may be indemnified otherwise and the Indemnified Party may legally and directly require the indemnification from the Indemnifying Party, pursuant to this Agreement, without having to previously plead for any other indemnification right).

2.6. Should any indemnification claim pursuant to Clause 2.1 above be or may be subject to the coverage of any insurance available to the Indemnified Party, the Indemnified Party expressly agrees herein to immediately inform to the appropriate insurance company, pursuant to the insurance policy, about the Claim, as well as diligently and reasonably cooperate with the insurance company. The Indemnified Party shall endeavor efforts to be reimbursed pursuant to the insurance policy and shall thereafter reimburse NET for any Losses indemnified thereby and which were recovered by the Indemnified Party by force of the insurance policy (net of any costs, including reasonable legal costs incurred by the Indemnified Party in this regard) and only to the extent that the Indemnified Party may receive a global amount exceeding that one effectively disbursed with the Loss.

2.7. NET agrees herein on an irrevocable and irreversible basis, upon request of the Indemnified Parties, to advance them the amounts related to reasonable costs, expenses or disbursements incurred by virtue of Claims of Vivax’s Minority Shareholders or Authorities brought against the Indemnified Parties, with due observance to the procedure set forth hereinbelow.

III. INDEMNIFICATION PROCEDURE

3.1. All requests of indemnification from either Indemnified Parties, pursuant to Clause 2.1, shall observe and shall be resolved with observance to the following procedure:

(a) In the event of any claim or litigation on the part of Vivax’s minority shareholders or Authorities against or before either Indemnified Parties, by virtue of which the Indemnified Party(ies) under consideration may plead for indemnification pursuant to Clause 2.1 ("Claim of Vivax’s Minority Shareholder or Authority”), the corresponding Indemnified Party shall deliver the Claim Notice in reasonable advance to the Indemnifying Party, but anyway always until the half of legal term to submit the defense. NET shall notify the Indemnified Party, as soon as possible, within the Term to Indemnify informing if NET challenges its liability towards the Indemnified Party, pursuant to Clause 2.1, or if NET prefers that the Indemnified Party under consideration proceeds with its defense, provided that all related costs and expenses related to said defense are advanced to the Indemnified Party by the Indemnifying Party, as set forth in Clause 3.4.

(i) Should NET inform the Indemnified Party, within Term to Indemnify that NET intends to assume the defense of the Indemnified Party in relation to Claim of Vivax’s Minority Shareholder or Authority, pursuant to this Clause 3.1(a), NET shall be entitled, exclusively at its expenses, to conduct the defense in said Claim of Vivax’s Minority Shareholder or Authority as long as by means of appropriate proceedings, on a diligent and reasonable manner. NET may reach an agreement during the defense of Claim of Vivax’s Minority Shareholder or Authority at its exclusive discretion (provided that, should such agreement result in the assumption of obligations not only of monetary nature, which shall be fully indemnified by NET to the Indemnified Party, the adhesion to such agreement shall be subject to express authorization of the Indemnified Party, which may neither be unreasonably denied nor postponed). NET shall have total control over such defense and proceedings, including any agreement (except as provided for above); however, except that the Indemnified Party may at its expenses and at its exclusive discretion, at any time prior to the NET’s notice aforementioned, submit answers, petitions or pleadings or practice any other acts that the Indemnified Party reasonably believes in good faith to be necessary to protect its interests without damaging the Indemnifying Party; except that if requested by NET at its expenses, the Indemnified Party shall reasonably cooperate with NET and its attorneys to challenge any Claim of Vivax’s Minority Shareholder or Authority that NET decides to challenge, of if appropriate and provided that in relation to the Claim of Vivax’s Minority Shareholder or Authority under consideration, to submit any type of counterclaim to the Person which brought the Claim of Vivax’s Minority Shareholder, or any other form of claim against any Person (which is not the Indemnified Party or any of its affiliates). The Indemnified Party may retain an attorney, different from Indemnifying Party’s attorney in order to represent the Indemnified Party in the defense or agreement of any Claim of Vivax’s Minority Shareholder or Authority assumed by NET pursuant to this Clause 3.1(a)(i), except that the Indemnified Party’s attorney shall not assume the control for defense or agreement, and that NET shall bear reasonable costs and expenses related to retain said attorney separately if:

(x) in the best judgment and in good faith of the Indemnified Party, it is advisable to retain other attorneys by force of potential or existing conflict of interests between NET and the Indemnified Party, so that the representation of both parties may be deemed not appropriate in comparison with applicable professional conduct rules, or

(y) both NET and the Indemnified Party are parties involved in said Claim of Vivax’s Minority Shareholder or Authority and the Indemnified Party decides in good faith and on a reasonable basis, that the arguments to be prepared thereby may not be submitted by the Indemnifying Party.

Without prejudice to the aforementioned, the Indemnified Party may intervene or assume the control of defense or agreement related to a Claim of Vivax’s Minority Shareholder or Authority that NET has previously assumed, should the Indemnified Party waive on an irrevocable basis to its indemnification right provided for in Clause 2.1 in relation to said Claim of Vivax’s Minority Shareholder or Authority.

By means of commencement of a judicial, administrative or arbitration proceeding related to a Claim of Vivax’s Minority Shareholder or Authority against either Indemnified Parties, said Indemnified Party may, at its exclusive discretion, to implead the Indemnifying Party or otherwise, at the exclusive discretion of the Indemnified Party, to determine that NET intervenes in the proceedings, whether in the capacity as joint party, assistant, any other type of Third Parties Intervention.

3.2. To the extent that it is necessary for the purposes of NET’s compliance with obligations assumed herein, NET shall deposit amounts or indicate assets for attachment in administrative or judicial proceedings, if so required pursuant to the laws and/or administrative or judicial decision rendered in the course of a proceeding, which may result in Losses for the Indemnified Party or if it is necessary for presentation or continuity of defense in said proceeding.

3.3. The payments overdue by this Agreement on account of administrative or judicial decision only shall be due when appeal with suspensive effects or final and unappealable decision are not acceptable therein. Further payments provided for in Clause 3 shall be due upon Indemnified Party’s request pursuant to this Agreement and NET, in any case of payment pursuant to this Clause 3.3, shall be previously notified to provide the corresponding payment within no later than ten (10) days after the date on which these payments become overdue, should reduced payment term is not required to the Indemnified Party, assumption in which the latter shall be observed.

3.3.1. Payments owed by NET to each Indemnified Party shall be made by (i) means of transfer of funds immediately available, deposited in account or bank accounts of the corresponding Indemnified Party, or as previously notified to the Indemnifying Party, or as instructed by said Indemnified Party or (ii) paid directly to the corresponding Person to be appointed by the Indemnified Party under consideration when (a) it is commercially acceptable to said Indemnified Party, (b) legally enforceable or (c) more efficient on a tax basis.

3.2.1. Should payments owed by NET do not occur within the term mentioned in Clause 3.3. above, the Parties agree that, on account of sanction, the effects of the Commitment Instrument and Ancillary Obligations and Other Covenants entered into between NET and Norbert, Shareholders’ Agreement of Vivax, entered into between NET and Brasil TV a Cabo Participações S.A. shall be suspended until effective payment. The suspension of effects referred to by this clause shall occur legally, irrespective of any notification.

3.2.2. The Parties clarify that the suspension referred to by Clause 3.3.1 above shall also include the board members and officers appointed by NET prior to the suspension period, pursuant to Shareholders’ Agreements of BTVC and Vivax, who shall be immediately removed from office and replaced by members appointed by Norbert, until the total performance of the obligations due pursuant to the Indemnification Agreement. For a correct application of this sanction, NET undertakes to vote under the scope of Vivax and BTVC so that to replace the board members and officers of these companies appointed thereby. Once performed the obligations of this Indemnification Agreement, Norbert undertakes to vote under the scope of Vivax and BTVC in order to return to the status quo ante no regarding the board members and officers of these companies.

3.2.3. The sanction provided for in clauses 3.3.1 and 3.3.2 above does not exclude eventual losses and damages the Indemnified Parties may have incurred, due to the lack of timely payment regarding the amounts owed by NET.

3.2.4. This Indemnification Agreement shall be registered at BTVC’s headquarters and the vote provisions of this Clause 3.3 shall modify the Shareholders’ Agreement of BTVC when necessary and only during the suspension period aforementioned. BTVC’s shareholders undertake to vote in BTVC and Vivax pursuant to this clause 3.3, should the suspension become effective.

3.4. Should NET shall provide any payment or advanced payment (clause 3.1. (a), final part) pursuant to this Agreement (the "Required Payment"), NET shall pay to the Indemnified Party under consideration the Required Payment without discounts or deductions from counterclaims or defenses, and without any kind of deduction or withholding of any Taxes (so that, if necessary, to withhold by force of the applicable laws, NET shall pay an amount that, after all deductions, discounts or withholdings, be equal to the amount of the Required Payment).

3.4.1. The provisions of clauses 3.3.1 and 3.3.2 shall be applied to this clause.

3.5. All the payments made or overdue pursuant to this Agreement shall be performed in Reais (in the event of payment in foreign currency by the Indemnified Party, the corresponding amount in Reais shall be determined according to the market quotation of such currency at the date of the referred payment).

3.6. If, at any time and for any reason (including in the event of bankruptcy, insolvency, arrangement with creditors, renegotiation of debts, winding-up or liquidation of NET or in case of appointment of a trustee, sequestrator, judicial trustee, agent or similar, to manage NET or any of its assets or properties), any payment received by the Indemnified Party pursuant to this Agreement is cancelled or annulled or shall be otherwise returned by the Indemnified Party, such payment shall not be deemed as performed for the purposes of this Agreement, and this Agreement shall remain effective (or shall be renewed, if necessary), as if the referred payment has not been made.

3.7. Should NET fail to reimburse an Indemnified Party for the Losses within the term set forth herein, NET’s liabilities shall be adjusted according to the variation of General Market Price Index (IGP-M) until the date of the effective payment of Losses.

IV. APPLICABLE LAW AND ARBITRATION

4.1. This Agreement shall be governed and construed in accordance with the laws of Federative Republic of Brazil.

4.2. In the event of controversy arising from this Agreement, the Parties shall endeavor their efforts to solve the issue on amicable basis. Should the Parties do not reach an agreement within thirty (30) days after the beginning of the negotiations, the controversy shall be subject to arbitration. The arbitration court shall observe the arbitration rules of the Brazil-Canada Chamber of Commerce (CCBC).

4.3. The arbitration court shall apply the Brazilian laws to solve the controversy. The arbitration court shall be comprised of three (03) arbitrators, who shall be appointed by each of the parties involved in the arbitration (Petitioners and Defendants), pursuant to the following procedure:

4.3.1. The parties intending to start the arbitration (Petitioners) shall notify the other Parties (Defendants), detailing the reasons for the commencement of the arbitration, and appointing the respective arbitrator. The Defendants shall jointly appoint the second arbitrator within ten (10) days after the receipt of the referred notice and the two arbitrators shall jointly appoint a third arbitrator, who shall chair the arbitration court. Should either of the parties involved in the arbitration fail to appoint the respective arbitrator within ten (10) days, it shall be incumbent upon the Chairman of CCBC to appoint the arbitrator among the professionals duly qualified and registered in the referred chamber.

4.4. The arbitration court jurisdiction shall be the city of São Paulo, state of São Paulo, in Brazil and the procedural rules to be observed shall be the ones established by CCBC, which shall be supplemented by Law 9,307/96 in case of omission of a certain matter. The arbitration shall be conducted in Portuguese.

4.5. The arbitration court shall have powers to solve any and all controversy related to a dispute, including the issues ancillary thereto, and shall also have powers to issue orders to the Parties, including writs of prevention and interlocutory decisions prior to the final decision. The arbitration court is not allowed to act as amiable compositeur or to decide by equity.

4.6. The arbitration award shall have the force of judicial decision and shall be binding upon the Parties, pursuant to the Law. The arbitration award shall establish which of the Parties shall bear the arbitration costs and expenses.

4.7. Either of the Parties may appeal to the Judiciary Branch to (a) compel the commencement of the arbitration; (b) to obtain preventive measures for the protection of rights prior to the discovery stage of the arbitration in course and any action in this regard shall not be construed as a waiver to arbitration proceeding by the Parties and (c) to execute any decision of the arbitrators, including the arbitration award.

4.8. In case the Parties appeal to the Judiciary Branch as set forth in Clause 4.8 above, the jurisdiction of the city of São Paulo, state of São Paulo shall be the forum conveniens, unless otherwise set forth by the Parties.

V. GENERAL PROVISIONS

5.1. This Agreement constitutes an irrevocable and irreversible obligation between the Parties as from the date of its execution and binds upon the Parties and their respective successors and assignees allowed.

5.2. Any and all addenda and amendments to this Agreement shall be executed in writing and signed by all the Parties.

5.3. The omission or delay by either Party in exercising any right, power or privilege pursuant to this Agreement shall not be understood a waiver to such right, neither shall preclude the total or partial exercise of such right, or any other right, power or privilege agreed herein. The rights and protections set forth herein are cumulative and do not exclude any other rights or protections set forth by Law.

5.4. The voidance or unenforceability of any provision hereof shall affect the remaining provisions. Should any of the terms and conditions hereof are considered null, ineffective or unenforceable, the Parties shall negotiate, with good faith, the replacement of said provisions with other valid and enforceable provisions.

5.5. None of the Parties may assign, fully or partially, the rights and obligations resulting from or related to this Agreement, without obtaining previous written authorization from the other Party.

5.6. The notices to be performed by the Parties pursuant to this Agreement, shall be issued in writing and delivered in hand or via courier, or by certified or registered letter, with receipt acknowledgement, prepaid postage and costs, being sent to the addresses mentioned in the introduction of this Agreement.

5.7. Either Party shall be entitled to require the specific performance of a part or of the totality of the obligations mentioned in this Agreement, pursuant to the applicable provisions of the Brazilian Code of Civil Procedure. Either Party expressly declares herein that any eventual indemnification for damages in case of breach to this Agreement by either other Parties will not be deemed sufficient to compensate such breach.

5.8. This Agreement shall be construed and deemed as part of the SPA.

IN WITNESS WHEREOF, the Parties execute this Agreement in four (4) counterparts of equal tenor and form, before the two (2) witnesses undersigned below.

São Paulo, October 11, 2006.

Witnesses:

1. __________________________________________

Name: Paula Cristina da Silva Melo (signed)
Identity Card (RG) 28.031.574-0
Individual taxpayer’s register (CPF/MF) 307.824.518-70

2. __________________________________________
Name: Débora Silvia Silva (signed)
Identity Card (RG) 32.654.623-6
Individual taxpayer’s register (CPF/MF) 335.852.718-20

     PAGE OF SIGNATURES OF THE INDEMNIFICATION AGREEMENT, ENTERED
INTO BETWEEN FERNANDO NORBERT, CHRISTOPHER PAUL TORTO AND NET
SERVIÇOS DE COMUNICAÇÃO S.A.

Christopher Paul Torto (signed)

     PAGE OF SIGNATURES OF THE INDEMNIFICATION AGREEMENT, ENTERED
INTO BETWEEN FERNANDO NORBERT, CHRISTOPHER PAUL TORTO AND NET
SERVIÇOS DE COMUNICAÇÃO S.A.

Fernando Norbert (signed)

     PAGE OF SIGNATURES OF THE INDEMNIFICATION AGREEMENT, ENTERED
INTO BETWEEN FERNANDO NORBERT, CHRISTOPHER PAUL TORTO AND NET
SERVIÇOS DE COMUNICAÇÃO S.A.

     Vivax S.A.
by Christopher Paul Torto and Antonio João Filho

PAGE OF SIGNATURES OF THE INDEMNIFICATION AGREEMENT, ENTERED
INTO BY FERNANDO NORBERT, CHRISTOPHER PAUL TORTO AND NET
SERVIÇOS DE COMUNICAÇÃO S.A.

     Net Serviços de Communicação S.A.
by Francisco Tosta Valim Filho e Leonardo Porciúncula Gomes Pereira